EXHIBIT 99.1

News Release:	July 28, 2011

Federal Home Loan Bank of Seattle Announces

Second Quarter 2011 Preliminary Financial Highlights
Seattle - Today, the Federal Home Loan Bank of Seattle (Seattle Bank) announced preliminary financial highlights for the quarter ended June 30, 2011, reporting a net loss of $28.1 million, compared to net income of $8.2 million for the same period in 2010. For the first half of 2011, the bank's net loss totaled $40.3 million, compared to net income of $14.3 million for the same period in 2010. The Seattle Bank attributes the decreases in its net income primarily to additional credit-related charges on private-label mortgage-backed securities (MBS) classified as other-than-temporarily impaired and to lower net interest income.
The Seattle Bank recorded $65.2 million and $88.0 million of additional credit losses on its private-label MBS for the three and six months ended June 30, 2011, compared to $46.8 million and $66.4 million for the same periods in 2010. The additional losses for the second quarter of 2011 were due to greater-than-anticipated deterioration in housing prices and mortgage payment performance and to revisions in the Federal Home Loan Bank System's assumptions regarding economic trends and their adverse effects on the mortgages underlying these securities.
The Seattle Bank's net interest income totaled $23.9 million and $44.4 million for the three and six months ended June 30, 2011, compared to $48.3 million and $90.2 million for the same periods in 2010. While favorably impacted by lower funding costs, net interest income was adversely affected by reduced advance demand, lower returns on short-term and variable interest-rate investments, and a declining balance of mortgage loans held for portfolio. In addition, premium amortization on certain of the bank's available-for-sale investments decreased net interest income by $12.6 million and $25.2 million for the three and six months ended June 30, 2011. This was offset, however, by positive market value changes in the associated hedging instruments, which were recorded in other income. Similar premium amortization activity did not materially impact net interest income during the same periods in 2010.
Advances outstanding declined to $11.2 billion as of June 30, 2011, from $13.4 billion as of December 31, 2010, primarily due to reduced advance demand and maturing advances. Demand for wholesale funding, including Federal Home Loan Bank advances, remained weak during the second quarter of 2011 as many community financial institutions continued to experience high levels of retail customer deposits and low loan demand.
"The sluggish U.S. mortgage market and ongoing low interest-rate environment continue to pressure our income and profitability," stated Seattle Bank Acting President and Chief Executive Officer Steven R. Horton. "At the same time, the current environment presents some opportunities. We are strategically executing on those opportunities that strengthen our balance sheet, minimize our risks, and keep us well positioned to meet our members' liquidity and funding needs in this still uncertain time."
On June 30, 2011, the Seattle Bank entered into an agreement to sell $1.3 billion of mortgage loans previously held for portfolio. The transaction, which settled on July 26, 2011, resulted in a gain of approximately $74 million, which will be reflected in the bank's third quarter 2011 financial results. According to Mr. Horton, "The sale was particularly advantageous at this time because it enabled the bank to monetize market-value gains that would be at risk if interest rates were to rise."

Other Financial Highlights
•    Total assets declined to $43.1 billion as of June 30, 2011, from $47.2 billion as of December 31, 2010, primarily due to declines in advance and investment balances.

•
As of June 30, 2011, the Seattle Bank held $1.3 billion of total capital, compared to $1.2 billion as of December 31, 2010. The increase in total capital was primarily due to a $167.8 million improvement in the bank's accumulated other comprehensive loss (AOCL). The improvement resulted from increases in the fair values of available-for-sale securities classified as other-than-temporarily impaired.

•	The Seattle Bank held $2.8 billion of regulatory capital as of June 30, 2011 and December 31, 2010. As of June 30, 2011, the Seattle Bank's risk-based capital surplus totaled $794.2 million.

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As of June 30, 2011, the Seattle Bank had a total regulatory capital-to-assets ratio of 6.57 percent and a regulatory leverage ratio of 9.67 percent, compared to 6.08 percent and 8.96 percent as of December 31, 2010.

Key Metrics Update
During the first half of 2011, the Seattle Bank continued to fulfill its mission of providing liquidity and funding for its members and their communities and to make progress in achieving its business goals. The bank tracks its progress using a variety of measures, including the following key metrics:

•	Market value of equity (MVE) to par value of capital stock (PVCS) ratio. As of June 30, 2011, the bank's MVE to PVCS ratio increased to 77.6 percent, compared to 75.7 percent as of December 31, 2010.

•
Retained earnings. As a result of the bank's first-half 2011 net loss, retained earnings declined to $33.1 million as of June 30, 2011, from $73.4 million as of December 31, 2010. On July 26, 2011, the bank recorded a gain on the sale of mortgage loans of approximately $74 million, a significant contribution to third quarter 2011 earnings and the bank's retained earnings balance.

•
Return on PVCS vs. federal funds. The bank's annualized return on PVCS for the six months ended June 30, 2011 was (2.90) percent, down from 1.03 percent for the same period in 2010. The average federal funds effective rate for the six months ended June 30, 2011 was 0.12 percent, compared to 0.16 percent for the same period in 2010.

As previously noted in the Seattle Bank's 2010 annual report, the bank expects to experience fluctuations in its financial performance as it continues to work through a challenging economy.

Consent Arrangement
The Seattle Bank continued to address the requirements of the Consent Order issued by the Federal Housing Finance Agency (Finance Agency), effective October 25, 2010 (collectively, with related understandings with the Finance Agency, the Consent Arrangement). Although the bank did not maintain its retained earnings requirement under the Consent Order as of June 30, 2011, the gain on sale of mortgage loans of approximately $74 million on July 26, 2011 represents a significant contribution to third quarter 2011 net income and retained earnings. A detailed discussion of the Seattle Bank's actions with regard to the Consent Arrangement will be included in the bank's second quarter 2011 Form 10-Q, which the bank expects to file with the Securities and Exchange Commission (SEC) by August 12, 2011. The Finance Agency continues to classify the Seattle Bank as "undercapitalized."

Unaudited Selected Financial Data ($ thousands)

Selected Statements of Condition Data:	As of June 30, 2011	As of December 31, 2010
Investments (1)	$29,004,782	$30,499,036
Advances	11,160,920	13,355,442
Mortgage loans, net (2)	2,819,005	3,208,954
Total assets	43,105,603	47,207,970
Consolidated obligations, net	39,395,609	44,075,522
Total capital stock	1,765,644	1,776,149
Retained earnings	33,124	73,396
Total accumulated other comprehensive loss	(499,076)	(666,906)
Total capital (3)	1,299,692	1,182,639

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Selected Statements of Operations Data:	2011	2010	2011	2010
Net interest income (4)	$23,882	$48,307	$44,386	$90,245
Net other-than-temporary impairment credit loss	(65,244)	(46,806)	(87,984)	(66,446)
Other non-interest income (5)	28,421	21,927	36,435	22,703
Total other expense	15,203	12,266	33,109	27,082
Total assessments	—	2,961	—	5,152
Net (loss) income	(28,144)	8,201	(40,272)	14,268

(1)	Consists of securities purchased under agreements to resell, federal funds sold, available-for-sale securities, and held-to-maturity securities.
(2)
On June 30, 2011, the Seattle Bank entered into an agreement to sell $1.3 billion of its mortgage loans. The transaction, which settled on July 26, 2011, resulted in a gain of approximately $74 million, which will be reflected in the third quarter 2011 financial results.

(3)
Excludes capital stock classified as mandatorily redeemable capital stock, which totaled $1.0 billion as of June 30, 2011 and December 31, 2010. Mandatorily redeemable capital stock is included in regulatory capital.

(4)
Includes provision of $1.6 million and $1.2 million for credit losses on mortgage loans held for portfolio for the three and six months ended June 30, 2010, as well as $12.6 million and $25.2 million in premium amortization for the three and six months ended June 30, 2011. For the three and six months ended June 30, 2011, premium amortization was essentially offset by $12.6 million and $25.5 million in gains in other non-interest income on the derivatives hedging the associated assets. Similar premium amortization/hedging activity for the three and six months ended June 30, 2010 was not material. The bank recorded no provision for credit losses in 2011.

(5)	Includes gain on derivatives and hedging activities, loss on early extinguishments of consolidated obligations, service fees, and other non-interest income. Also see note 4.

About the Seattle Bank
The Seattle Bank is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank's funding and financial services enable approximately 360 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing.
The Seattle Bank serves eight states, American Samoa, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. The Federal Home Loan Banks commit 10 percent of their annual income for affordable housing and, together, represent one of the country's largest private sources of funding for affordable housing, as well as liquidity and funding for community financial institutions.

This press release contains forward-looking statements, including preliminary financial highlights as of and for the three and six months ended June 30, 2011. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual financial performance and condition, as well as other actions, including those relating to the Consent Arrangement, may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, completion of our review of our financial condition and operations for the first half of 2011, changes in general economic and market conditions (including effects on, among other things, U.S. debt obligations and mortgage-related securities), regulatory and legislative actions and approvals (including those of the Finance Agency), business and capital plan and policy adjustments and amendments, demand for advances, the Seattle Bank's ability to meet adequate capital levels, accounting adjustments or requirements (including changes in assumptions and estimates used in our financial models), changes in the bank's management and Board of Directors, competitive pressure from other Federal Home Loan Banks and alternative funding sources, interest-rate volatility, shifts in demand for our products and consolidated obligations, changes in projected business volumes, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, changes in our membership profile or the withdrawal of one or more large members, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's most recent annual report on Form 10-K and subsequent quarterly reports on our Form 10-Q filed with the SEC. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.